SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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NATIONAL HOUSING PARTNERSHIP REALTY FUND I
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
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NATIONAL HOUSING PARTNERSHIP REALTY FUND I
c/o Eagle Rock Proxy Advisors, LLC
12 Commerce Drive
Cranford, New Jersey 07016
April 18, 2011
Dear Limited Partner:
National Housing Partnership Realty Fund I, a Maryland limited partnership (the “Partnership”) in which you have invested, is the 99% owner of Hurbell IV Ltd., an Alabama limited partnership (the “Operating Partnership”) that owns and operates an apartment complex known as Talladega Downs Apartments located in Talladega, Alabama (the “Property”). The National Housing Partnership, a District of Columbia limited partnership, is the General Partner of the Operating Partnership. The Operating Partnership has entered into an agreement with GH Capital National Housing Fund LLC, a Delaware limited liability company (the “Purchaser”), an unaffiliated third party, to sell the Property to the Purchaser (the “Sale”). The gross sale price for the Property is $700,000. The terms of the Sale are more fully described in the attached Consent Solicitation Statement.
The National Housing Partnership, the general partner of the Partnership (the “General Partner”), is soliciting the consent of the Partnership’s limited partners (the “Limited Partners” and together with the General Partner, the “Partners”) to the Sale.
While the General Partner does not anticipate that any cash proceeds will be distributed as a result of the Sale, it is expected that the Limited Partners will be allocated a loss of $10 per interest as a result of the Sale, operation of the Property during the year of the Sale and subsequent dissolution of the Operating Partnership and the Partnership.
We are of the opinion that the Sale is in the best interests of the partners in the Partnership for the following reasons:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	At existing Property rent levels, the Operating Partnership may generate taxable income allocable to Limited Partners by the Partnership without distributing sufficient cash to Limited Partners by the Partnership to enable Limited Partners to pay their resulting tax liabilities;

•	Market conditions are currently favorable for sellers of properties of the type and character of the Property, largely because of the current interest rate environment and tax benefits and favorable financing available to purchasers of these properties. However these market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors;

•	Federal Affordable Housing Policy and Programs make the sale of the Property more attractive than continued ownership the Partnership (see “REASONS FOR THE SALE”);

•	Based on the location, age and other characteristics of the Property, the Operating Partnership currently operates at a deficit, and the General Partner does not anticipate material improvement in the Operating Partnership’s financial condition in the foreseeable future; and

•	Subject to certain limitations and timing considerations, Limited Partners will recognize an aggregate taxable loss in connection with the operation of the Property during the year of the Sale, the Sale and the liquidation of the Interests. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
YOUR VOTE IS IMPORTANT
We recommend that you consent to the Sale. Please complete, sign, date and return the enclosed Consent in the enclosed pre-addressed, postage-paid envelope as soon as possible. If you have any questions or require any assistance, please contact our Solicitation Agent, Eagle Rock Proxy Advisors, LLC, by mail at 12 Commerce Drive, Cranford, New Jersey 07016; by fax at (908) 497-2349, or by telephone at (800) 217-9608.
Very truly yours,
The National Housing Partnership
General Partner of the Partnership

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NATIONAL HOUSING PARTNERSHIP REALTY FUND I
c/o Eagle Rock Proxy Advisors, LLC
12 Commerce Drive
Cranford, New Jersey 07016

CONSENT SOLICITATION STATEMENT
April 18, 2011
National Housing Partnership Realty Fund I, a Maryland limited partnership (the “Partnership”) in which you have invested, is the 99% owner of Hurbell IV Ltd., an Alabama limited partnership (the “Operating Partnership”) that owns and operates an apartment complex known as Talladega Downs Apartments located in Talladega, Alabama (the “Property”). The Operating Partnership has entered into an agreement with GH Capital National Housing Fund LLC, a Delaware limited liability company (the “Purchaser”), an unaffiliated third party, to sell the Property to the Purchaser (the “Sale”). The gross sale price for the Property is $700,000. The terms of the Sale are more fully described in the attached Consent Solicitation Statement.
The National Housing Partnership, the general partner of the Partnership and the Operating Partnership (the “General Partner”), is soliciting the consent of the Partnership’s limited partners (the “Limited Partners” and together with the General Partner, the “Partners”) to the Sale.
While the General Partner does not anticipate that any cash proceeds will be distributed as a result of the Sale, it is expected that the Limited Partners will be allocated a loss of $10 per interest as a result of the Sale, operation of the Property during the year of the Sale and the subsequent dissolution of the Operating Partnership and the Partnership.
This Consent Solicitation Statement, and the accompanying form of Consent of Limited Partner (the “Consent”), are first being mailed to Limited Partners of record as of April 15, 2011 (the “Record Date”) on or about April 18, 2011.
THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 9, 2011 UNLESS EXTENDED BY THE GENERAL PARTNER IN ITS SOLE DISCRETION AS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT (THIS DATE, AS SO EXTENDED, IS REFERRED TO AS THE “EXPIRATION DATE”).
Pursuant to the Limited Partnership Agreement and Certificate of Limited Partnership dated October 26, 1984, as amended, governing the Operating Partnership (the “Operating Partnership Agreement”), written consent of partners (including the General Partner and the limited partners) owning more than 50% of the total outstanding percentage interests in the Operating Partnership is required to approve the Sale. The Partnership owns 99% of the limited partnership interests in the Operating Partnership. Pursuant to the Agreement of Limited Partnership, dated July 2, 1984, as amended, governing the Partnership (the “Partnership Agreement”), the written consent of Limited Partners owning in the aggregate more than 50% of the total outstanding limited partnership interests (“Interests”) is required to approve the Sale. There were 10,963 Interests outstanding as of the Record Date. Affiliates of the General Partner, which own approximately 12.15% of the outstanding Interests, or 1,332.50 Interests, will consent to the Sale on the terms described in this Consent Solicitation Statement. Accordingly, the consent of Limited Partners owning more than an additional 37.85% of the outstanding Interests, or approximately 4,149

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Interests, is required to approve the Sale on the terms described in this Consent Solicitation Statement.
The General Partner is of the opinion that the Sale is in the best interests of the Limited Partners for the following reasons:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	At existing Property rent levels, the Operating Partnership may generate taxable income allocable to Limited Partners by the Partnership without distributing sufficient cash to Limited Partners by the Partnership to enable Limited Partners to pay their resulting tax liabilities;

•	Market conditions are currently favorable for sellers of properties of the type and character of the Property, largely because of the current interest rate environment and tax benefits and favorable financing available to purchasers of these properties. However these market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors;

•	Federal Affordable Housing Policy and programs make the sale of the property more attractive than continued ownership the Partnership (see “REASONS FOR THE SALE”);

•	Based on the location, age and other characteristics of the Property, the Operating Partnership currently operates at a deficit, and the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future; and

•	Subject to certain limitations and timing considerations, Limited Partners will recognize an aggregate taxable loss in connection with the operation of the Property during the year of the Sale, the Sale and the liquidation of the Interests (see “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES”).
If the Limited Partners consent to the Sale in the manner described in this Consent Solicitation Statement, and assuming the Sale occurs, the Operating Partnership will distribute the Sale proceeds in accordance with the Operating Partnership Agreement. Based on the Operating Partnership’s financial condition as of December 31, 2010, the General Partner estimates that the Operating Partnership would not have sufficient funds after the repayment of its debt and other obligations to make a distribution to the Partnership in accordance with the terms of the Operating Partnership Agreement. The Operating Partnership and the Partnership will allocate any taxable gain or loss in each case, as applicable, in accordance with each entity’s respective partnership agreement and applicable law (as described below). Although each Limited Partner’s circumstances are unique, because no cash will be distributed as a result of the Sale, each Limited Partner will be required to use funds from other sources to pay such Limited Partner’s tax liability, if any, resulting from the operation of the Property during the year of the Sale, the Sale and from the liquidation of the Operating Partnership and the Partnership.
The General Partner recommends that Limited Partners consent to the Sale by completing, dating and signing the enclosed Consent and returning it in the enclosed pre-addressed, postage-paid envelope as soon as possible.

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By consenting to the Sale, Limited Partners also authorize the General Partner to agree, on behalf of the Partnership, to changes in the Sale terms (including a sale to a different unaffiliated purchaser) (an “Alternative Sale”) so long as the gross sale price for the Property is greater than or equal to 90% of the gross sale price currently offered by the Purchaser (including assumed indebtedness, if any).
If the Property is not sold, the Operating Partnership will continue to operate the Property, and there can be no assurance that the Property will be operated profitably, that the Operating Partnership will make any future distributions to the Partnership, that if the Operating Partnership does make any future distributions Limited Partners will receive distributions equal to their tax liability, if any, that the Property can be operated without substantial improvements, or that a sale of the Property on comparable or more favorable terms will be possible in the future.
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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SUMMARY TERM SHEET
This summary highlights material information regarding the Sale but does not describe all of its details. We urge you to read this entire Consent Solicitation Statement, which describes the Sale in detail. We have also included in this summary references to the section of this Consent Solicitation Statement in which you may find a more complete discussion.
•	The Sale. On February 10, 2011 (the “Effective Date”), the Operating Partnership entered into the Purchase Agreement with the Purchaser for the Sale. The purchase price is $700,000 (the “Purchase Price”). The closing of the Sale (the “Closing”) is scheduled to occur on May 11, 2011. See “THE SALE.”

•	What You Will Receive in the Sale. You will not receive any cash as a result of the Sale. We currently estimate that the Operating Partnership will receive cash as a result of the Sale but will not have sufficient funds after repayment of its debt and other obligations to make a distribution to the Partnership. To determine our estimate of Sale proceeds distributable to the Partnership, we added the Property’s portion of the Operating Partnership’s cash, cash equivalents and other assets to the Purchase Price and then deducted our estimate of the outstanding Operating Partnership debt (including accrued interest), as well as closing costs, accounts payable, accrued expenses and other related Operating Partnership liabilities, and the amount of reserves that we expect to establish to cover the administrative costs of operating the Operating Partnership and the Partnership until their liquidation and dissolution and contingencies that may occur related to the Property, estimated to be approximately $14,000.

This estimate is based on information currently available to the General Partner. Actual results may vary from this estimate. See “ESTIMATED ALLOCATION OF SALE PROCEEDS” and “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	Approval of the Sale. Pursuant to the Operating Partnership Agreement, written consent of the Partnership is required to approve the Sale. Pursuant to the Partnership Agreement, written consent of Limited Partners owning in the aggregate more than 50% of the total outstanding Interests is required to approve the Sale. There were 10,963 Interests outstanding as of the Record Date. Affiliates of the General Partner, which own approximately 12.15% of the outstanding Interests, or 1,332.50 Interests, will consent to the Sale on the terms described in this Consent Solicitation Statement. Accordingly, the consent of Limited Partners owning more than an additional 37.85% of the outstanding Interests, or approximately 4,149 Interests, is required to approve the Sale. See “SOLICITATION OF CONSENTS.”

•	Reasons for the Sale. The General Partner is of the opinion that the Sale is in the best interests of Partners because:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party, following a measured marketing process;

•	At existing Property rent levels, the Operating Partnership may generate taxable income allocable to Limited Partners by the Partnership without distributing sufficient cash to Limited Partners from the Partnership to enable Limited Partners to pay their resulting tax liabilities;

•	Market conditions are currently favorable for sellers of properties of the type and character of the Property, largely because of the current interest rate environment and tax benefits and favorable financing available to purchasers of these properties. However, these market conditions are of uncertain duration and could be adversely affected by, among other things, future weakness in the economy, increases in interest rates, and other factors. Sales of properties similar to the Property often require a significant period of time to complete and consummation is uncertain. If the Sale is not completed, there is no assurance that the Partnership would succeed in selling the Property on similar or better terms than in the Purchase Agreement. Specifically, while the interest rate environment has been favorable for the past several years in light of increasing inflationary pressures from rising energy prices and the stated Federal Reserve Bank Policy to increase interest rates in an effort to prevent or eliminate inflation, it is not certain the current low interest rates will persist;

•	Federal Affordable Housing Policy and Programs make the sale of the Property more attractive than continued ownership by the Partnership (see “REASONS FOR THE SALE”);

•	Based on the location, age, HUD limitations on increasing rental rates and other characteristics of the Property, the Operating Partnership currently operates at a deficit, and the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future (see “REASONS FOR THE SALE”); and

•	Subject to certain limitations and timing considerations, Limited Partners will recognize an aggregate taxable loss in connection with the operation of the Property during the year of the Sale, the Sale and the liquidation of the Interests (see “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES”).
•	Disadvantages of the Sale. The Sale has the following disadvantages:
•	Property value could appreciate due to, among other factors, improved property operations, an improved economy, interest rate decreases, and the granting of tax benefits to holders of real estate like the Property. Following the Sale, the Partnership will not benefit from increases, if any, in the Property value; and

•	Although Limited Partners have not received distributions of Property operating cash flow or refinance proceeds in the last 3 years, after the Sale, Limited Partners will no longer have the right to receive any distributions.

•	Tax Consequences of the Operation of the Property During the Year of the Sale, the Sale and Liquidation of Interests. The Sale and liquidation of Interests will be taxable transactions for United States federal income tax purposes and possibly for state and local income tax purposes as well. The Limited Partners will recognize an aggregate taxable loss from the operation of the Property during the year of the Sale, the Sale of the Property and the liquidation of Interests. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	Appraisal Rights. Limited Partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement permitting them to seek a judicial determination of the value of their Interests in connection with the Sale. See “SOLICITATION OF CONSENTS — No Appraisal Rights.”

•	General Partner’s Recommendation. The General Partner recommends that Limited Partners consent to the Sale. See “THE GENERAL PARTNER’S RECOMMENDATION.”

•	Additional Information. For additional information about the Partnership, see “THE PARTNERSHIP.” Please contact our Solicitation Agent, Eagle Rock Proxy Advisors, LLC, at (800) 217-9608 (toll-free), with any questions or comments you may have about the Sale.
FORWARD-LOOKING STATEMENTS
This Consent Solicitation Statement and the documents incorporated by reference contain certain forward-looking statements regarding the Partnership’s and the Operating Partnership’s operations and business. Statements in this document that are not historical facts are “forward-looking statements.” These forward-looking statements include those relating to: the Partnership’s and the Operating Partnership’s future business prospects and projected revenues, working capital, liquidity, capital needs, interest costs and income, timing of the Sale, Sale proceeds to be distributed to Limited Partners, the Sale’s tax consequences, and estimates of fees and reimbursements to be received by the General Partners or its affiliates.
The words “estimate,” “project,” “intend,” “think,” “opine,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Consent Solicitation Statement. Wherever they occur in this Consent Solicitation Statement or in other statements attributable to the Partnership or the Operating Partnership, forward-looking statements are necessarily estimates reflecting best judgments. These statements involve a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those suggested by the forward-looking statements. These expectations incorporated various assumptions including, but not limited to, net sales proceeds, transaction costs, revenue (including occupancy rates), various operating expenses, general and administrative expenses, depreciation expenses, capital expenditures, working capital levels, the timing of transactions, and the actions taken or to be taken by other parties. While the General Partner deemed these expectations to be reasonable and valid at the date made, there is no assurance that the assumed facts will be validated, the expenses will actually be incurred, the results will actually be realized, or the estimates will prove to be accurate.

Accordingly, these forward-looking statements should be considered in light of various important factors, including those set forth in this Consent Solicitation Statement and other factors set forth from time to time in the Partnership’s reports and other information provided or made available to Limited Partners. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Consent Solicitation Statement. The Partnership, the Operating Partnership and the General Partner disclaim any intent or obligation to update forward-looking statements, except as required by law.
RISK FACTORS
The Sale has certain risks and disadvantages. You should carefully consider the following risks:
Limited Partners Will Recognize a Loss from the Operation of the Property, the Sale and the Liquidation of the Interests. If the Sale closes, we currently estimate Limited Partners (subject to certain limitations and timing considerations discussed below) will recognize a total taxable loss of approximately $10 per Interest as a result of the Sale, operation of the Property during the year of the Sale and liquidation of the Interests. This estimate is based on information currently available to the General Partner. Actual results may vary from this estimate. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
Limited Partners Will Not Receive Any Cash Proceeds from the Sale. The General Partner currently estimates that there will not be any Sale proceeds to distribute to Limited Partners. Accordingly, Limited Partners may be required to use funds from other sources to pay income tax, if any, attributable to the operation of the Property during the year of the Sale, the Sale and the liquidation of the Interests. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
If the Currently Proposed Sale of the Property is Not Consummated, an Alternative Sale May Be Effected at a Lower Price. If the Sale is not consummated for any reason, the General Partner may effect an Alternative Sale, which may result in lower cash proceeds to the Partnership and lower or no distributions to Limited Partners.
The General Partner has a Conflict of Interest Because the Sale May Mitigate the General Partner’s Liability for Partnership Liabilities. The General Partner has a conflict of interest with respect to the Sale. The General Partner generally is liable for all Operating Partnership and Partnership recourse debts and other liabilities. A sale of the Property reduces the General Partner’s liability for Operating Partnership and Partnership debt and liabilities that increase over time through the accrual of interest or otherwise and for liabilities and recourse debt that the Operating Partnership and the Partnership may incur in the future. In addition, a portion of the proceeds from the sale of the Property, after payment of certain transaction costs but before distribution of any proceeds, will be used to repay indebtedness of the Operating Partnership and the Partnership owed to the General Partner and its affiliates, including accrued interest thereon, estimated to be $350,166 as of December 31, 2010. This amount excludes an estimated $127,104 due from the Partnership that will not be paid with the Closing of the Sale.

REASONS FOR THE SALE
The General Partner is of the opinion that the Sale is in the best interests of Partners. It came to this conclusion based on many factors, including the following:
The Sale was Negotiated at Arms Length. The Sale terms were negotiated at arms length with the Purchaser, which is an independent third party, following a measured marketing process.
Future Taxable Income May Exceed Distributions. At existing Property rent levels, the Operating Partnership may generate taxable income allocable to Limited Partner by the Partnership without distributing sufficient cash to Limited Partners by the Partnership to enable Limited Partners to pay their resulting tax liabilities.
Favorable Market Conditions. Market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors.
Federal Affordable Housing Policy and Programs Make Sale of the Property More Attractive Than Continued Ownership by the Partnership. The Property is financed with an Federal Housing Administration (“FHA”) insured loan issued pursuant to Section 236 of the National Housing Act of 1934, as amended. According to the Mortgage Note, the loan matures on July 1, 2014. Under the Section 236 program, the Partnership receives the benefit of an interest reduction subsidy to reduce debt service payments on the FHA insured loan. The interest rate subsidy will be fully amortized in June 2014. Until the loan is prepaid or matures, Property operations are governed by a Regulatory Agreement between the United States Department of Housing and Urban Development (“HUD”) and the Partnership, which requires, among other things, mandatory funding of reserve accounts, restricts distributions solely from surplus cash at an amount per year of no more than 6% of the initial equity and requires HUD supervision of repairs and upgrades.
The Partnership also receives HUD subsidies pursuant to a contract under Section 8 of the United States Housing Act of 1937, as amended, which covers all of the 100 dwelling units on the Property (the “Section 8 Contract”). These subsidies do not increase the rents received by the Partnership, but subsidize the rents paid by eligible low-income residents. The Property’s original Section 8 Contract term has expired and has been renewed under the Multifamily Assisted Housing Reform and Affordability Act of 1997, as amended (“MAHRA”) since at least 2001. In 2008 because HUD and the Partnership believed that the rents were not sufficient to carry the Property’s needs, HUD gave the Property Interim Mark-to-Market Renewal Contracts for a term while the Property was evaluated to have its debt restructured through the Mark-to-Market program authorized under MAHRA. The Property ultimately did not undergo a debt restructuring but rather has received from HUD three consecutive one-year Watch List Renewal Contracts under which HUD reduced the rents to market levels and provided monitoring of the Property to determine whether the rents were sufficient to carry the Property’s needs. The Property’s current Watch List Renewal Contract, which expires on February 28, 2012, subsidizes rents at a level equal to the market rents for comparable nonsubsidized units in the Property’s market area. Rather than undergo the expense and delay associated with attempting to restructure the current Section 8 Contract, the General Partner elected to market the Property for sale.

Pursuant to current HUD policy, in 2012 HUD can be expected to renew the Section 8 Contract, if requested by the owner of the Property, on an annual or longer term basis. However, annual rent increases will be limited to an operating cost adjustment factor determined by HUD in the state in which the Property is located or, at the owner’s request, by a project specific budget based rent adjustment approved by HUD, but in no event higher than market rents for comparable unassisted units in the market area. Although the General Partner believes that the current subsidized rents are equal to the market rents, achieving higher cash flow by converting the Property to market rate use may be difficult given the cost of replacing the FHA insured mortgage with a market rate mortgage and addressing the capital needs of a property that is over 35 years old as is ordinarily required by a new lender. The General Partner therefore believes that a material increase in operating cash flow in the foreseeable future is unlikely.
Although the Partnership is legally entitled to prepay its FHA insured mortgage, and can as a matter of federal law terminate the Section 8 Contract effective following required notice periods, the General Partner is of the opinion that due to its location, age and other characteristics, the best commercial use of the Property will continue to be as rental affordable housing to low-income families. Accordingly, the General Partner is of the opinion that it would not be beneficial to attempt to convert the Property to a non-subsidized use.
While current federal housing and tax policy provides only limited rewards for continuing ownership by the original investors of subsidized low-income housing projects that are not suitable for conversion to market rate use, these policies do provide incentives, including but not limited to low income housing tax credits and tax exempt financing for the acquisition and rehabilitation of these properties by new owners who will continue to maintain these properties for affordable housing use. The eligibility of the Property for such transactions adds value to the Property, but this value can be realized by the current Partners only through a sale of the Property to new owners.
The Partnership’s Financial Condition Is Not Likely to Improve. Based on the location, age and other characteristics of the Property, the Operating Partnership currently operates at a deficit, and the General Partner does not anticipate material improvement in the Operating Partnership’s financial condition in the foreseeable future.
Limited Partners Will Recognize a Taxable Loss. Subject to certain limitations and timing considerations, Limited Partners will recognize an aggregate taxable loss in connection with the operation of the Property during the year of the Sale, the Sale and the liquidation of the Interests.
MARKETING
In October 2010, the General Partner engaged Rock Apartment Advisors, a national real estate brokerage firm unaffiliated with the General Partner (the “Broker”), to market the Property. The General Partner and its affiliates transact business with the Broker from time to time. The Broker marketed the Property nationally to organizations known to be interested in the acquisition of multifamily housing projects similar to the Property on a national, regional and local level. Prospective purchasers were invited to bid on the Property. In November, 2011, the Broker received letters of intent from 6 potential purchasers with offer prices ranging from $450,000 to $750,000. Neither the General Partner nor its affiliates bid on the Property. The General Partner evaluated prospective purchasers and letters of intent in terms of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and perceived ability of the prospective purchaser to consummate the sale transaction. After evaluating the offers, the General Partner selected the best offers for the Property based on the criteria of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and perceived ability of the prospective purchaser to consummate the sale transaction. During January, 2011, the General Partner began negotiating a purchase contract for the Property with one or more prospective purchasers and on February 10, 2011, entered into a purchase agreement with the Purchaser to sell the Property for a gross Purchase Price of $700,000.
ESTIMATED ALLOCATION OF SALE PROCEEDS
This table summarizes our current estimate of Sale proceeds to be distributed to Limited Partners, assuming the Sale was completed on December 31, 2010. These estimates are based on information currently available to the General Partner. Actual results may vary from these estimates.

Gross purchase price	$700,000
Plus: Cash and cash equivalents	29,555
Plus: Other partnership assets	180,147
Less: Mortgage debt, including accrued interest	(335,171)
Less: Loans from the General Partner, including accrued interest	(234,245)[1]
Less: Accounts payable, accrued expenses and other liabilities	(260,586)[2]
Less: Estimated closing costs, including transfer taxes	(65,700)
Less: Reserves for contingencies	(14,000)

TOTAL	None

1	Excludes an estimated $127,104 of indebtedness owed to the General Partner that will not be paid with the Closing of the Sale and will be contributed to the Operating Partnership or the Partnership, as applicable, by the General Partner without the receipt by the General Partner of any additional interest in the Operating Partnership or the Partnership, including without limitation any additional capital or profits interest.

2	$115,921 of this amount is payable to the General Partner and/or affiliates.
Estimated Loss from the Sale, Liquidation of Interests and Operation of Property. Subject to certain limitations and timing considerations and the individual circumstances of each Limited Partner, Limited Partners will recognize an aggregate taxable loss from the Sale of the Property, the liquidation of Interests and the operation of the Property during the year of the Sale. This table summarizes our estimate of the allocation to Limited Partners of the aggregate taxable loss as well as the items comprising the aggregate loss, assuming the Sale was completed on December 31, 2010. These estimates are based on information currently available to the General Partner. Actual results may vary from these estimates. Each Limited Partner should consult his, her or its tax advisor regarding his, her or its individual circumstances and the tax consequences to such Limited Partner. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

Aggregate taxable loss per Interest from Sale of Property, liquidation of Interests and operation of Property	$10

Items comprising aggregate taxable loss:

Ordinary loss per Interest from operation of Property	$10

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following summary of the United States federal income tax consequences of the Sale and the liquidation of Interests is based upon current United States federal tax law, which is subject to change, possibly with retroactive effect. This summary is for general information only and does not address all aspects of United States federal income taxation that may be relevant in the particular circumstances of each Limited Partner or to Limited Partners subject to special treatment (including, but not limited to, corporations, foreign persons, limited partners subject to the alternative minimum tax, and tax exempt organizations) under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this summary does not address any state, local, or other tax consequences. However, a Limited Partner may be subject to income taxation by state, local, or other taxing authorities where the Property is located or where the Limited Partner resides. In addition, the Partnership or the Operating Partnership could be required to withhold state or other income taxes on allocations or distributions, if any, to the Limited Partners. Because each Limited Partner’s circumstances may vary, we urge each Limited Partner to consult their tax advisors as to the specific tax consequences to them of the Sale and the liquidation of Interests.
Tax Consequences if the Property is Sold. If the Property is sold, the Partnership will recognize taxable gain as a result. The amount of gain recognized by the Partnership will be equal to the excess of: (i) the sum of the cash and other property received in exchange for the Property, plus the amount of liabilities assumed by the Purchaser (or to which the Property is subject when acquired by the Purchaser), over (ii) the Partnership’s adjusted basis in the Property. Pursuant to the terms of the Operating Partnership Agreement, all of the gain recognized by the Partnership as a result of the sale will be allocated to the General Partner, and none of the gain recognized by the Partnership from the Sale will be allocated to the Partnership or allocated to the Limited Partners by the Partnership.
In connection with a Sale, the General Partner and the Limited Partners will be deemed for tax purposes to receive a distribution from the Partnership equal to the amount of debt previously allocated to the General Partner and the Limited Partners for tax purposes. The deemed distribution would result in taxable gain to a Limited Partner, if the deemed distribution exceeds the Limited Partner’s adjusted basis in his, her or its Partnership interest. Special rules apply under the Code in determining the timing of the deemed distribution. We do not expect the deemed distribution to result in gain to the Limited Partners.
If the Sale closes, we currently estimate Limited Partners will recognize a total taxable loss of approximately $10 per Interest as a result of the operation of the Property during the year of the Sale and liquidation of the Interests. This estimate is based on information currently available to the General Partner.
After the Sale, a Limited Partner also will recognize gain or loss on the liquidation of Interests to the extent of the difference between: (i) the sum of the amount of cash and other property distributed to the Limited Partner, and (ii) the Limited Partner’s adjusted basis in his, her or its Partnership interest, after adjustment for any gain or loss from operation of the Partnership, including from sale of the Property, through the Partnership’s liquidation. Generally, any gain or loss recognized by a Limited Partner on the liquidation of Interests will be capital gain or loss, and, to the extent of long-term capital gain of a Partner that is an individual, trust, or estate, generally will be eligible for the 15% maximum long-term capital gain rate. As indicated previously, no cash or other property will be distributed to the Limited Partners. Thus, we do not expect the liquidation to result in income to the Limited Partners.
If a Limited Partner has suspended tax losses, tax credits, or other items of tax benefit, it is possible that these items may reduce any tax liability that arises with respect to the gain recognized by the Limited Partner, if any, as a result of the sale of the Property or the liquidation of Interests. The determination of whether a Limited Partner is entitled to use suspended tax losses, tax credits, or other items of tax benefit will depend upon each Limited Partner’s individual circumstances. We do not expect the sale of the Property or the liquidation of Interests to result in any gain or income to the Limited Partners.
Sale proceeds available for distribution to the Limited Partners after repayment of the Operating Partnership’s and the Partnership’s debts will be less than the gain and income, if any, recognized by Limited Partners because of a sale of the Property, or upon liquidation of Interests, and any resulting tax liability. Accordingly, Limited Partners may be required to use funds from other sources to pay tax liabilities, if any, that may arise because of the recognition of gain from a sale of the Property or upon liquidation of Interests. As previously indicated, we do not expect the sale of the Property or the liquidation of Interests to result in any gain or income to the Limited Partners.
Tax Consequences if the Property Is Not Sold. If the Operating Partnership continues to own the Property, continued operation of the Property will likely generate income that will be taxable to the Limited Partners, as there will likely not be adequate deductions equal to or greater than the income generated from the Property. It is anticipated that there may not be sufficient cash available for distribution to the Limited Partners to cover the Limited Partners’ tax obligations because it is expected that most, if not all, of the Property’s cash flow will be used to service the Partnership’s or Operating Partnership’s liabilities. The Partnership and the Operating Partnership also will continue to incur the administrative costs of Partnership and Operating Partnership operations, including the cost of preparing and filing partnership tax returns.
Tax Change in Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010. The Patient Protection and Affordable Care Act was signed into law by President Obama on March 23, 2010. The Health Care and Education Reconciliation Act of 2010 was signed into law by President Obama on March 30, 2010. One tax law change under the new law that may be relevant to individual Limited Partners earning an annual minimum income of $250,000 (married) and $200,000 (single) is the following change scheduled to be effective for tax years beginning after December 31, 2012. A new 3.8% Medicare tax will be imposed on net investment income of certain taxpayers. Net investment income is interest, dividends, royalties, rents, gross income from a trade or business involving activities that are passive activities with respect to the taxpayer, and net gain from disposition of property (other than property held in a trade or business that is not a passive activity with respect to the taxpayer). The tax is applicable to Limited Partners that are individuals, trusts or estates. Limited Partners are urged to consult their tax advisors with respect to this tax law change.
Tax Change in the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010. On December 17, 2010 the President signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of extending the Bush-era tax cuts, including the reduced individual rates on qualified dividends, other ordinary income and capital gains. The Bush-era tax cuts, however, including the reduced individual rates on qualified dividends, capital gains and other ordinary income, are scheduled to expire on December 31, 2012.
BECAUSE EACH LIMITED PARTNER’S CIRCUMSTANCES MAY VARY, WE URGE EACH LIMITED PARTNER TO CONSULT HIS, HER OR ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE SALE AND THE LIQUIDATION OF INTERESTS, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
IRS Circular 230 Disclosure. To ensure compliance with IRS Circular 230, Limited Partners are hereby notified that: (i) any discussion of federal tax issues in this Consent Solicitation Statement was not intended or written to be relied upon, and cannot be relied upon by Limited Partners for the purpose of avoiding penalties that may be imposed on Limited Partners under the Internal Revenue Code of 1986, as amended; (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed in this Consent Solicitation Statement; and (iii) Limited Partners should seek tax advice based on their particular circumstances from an independent tax advisor.
THE PROPERTY
General. The Property is a 100 unit rental apartment complex located in Talladega, Alabama. The Property has been owned and operated by the Operating Partnership continuously since it was constructed in 1974. The Property is currently reserved for occupancy by low-income families under programs administered by HUD.
Capital Replacements. The Operating Partnership has an ongoing program of capital improvements, replacements, and renovations, including roof replacements, kitchen and bath renovations, replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvements are intended to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings.
Average Rental Rates and Occupancy. The following shows the average annual rental rates and occupancy percentages for the Property during the periods indicated.

Average Rental Rate			Average Occupancy
2010	2009	2008	2010	2009	2008
$5,802	$5,481	$5,823	97%	85%	90%

THE PARTNERSHIP
General Information. The Partnership is a Maryland limited partnership organized on October 21, 1983. Its primary business is to invest in local limited partnerships owning commercial and multi-family residential properties, preserve Partnership capital, provide tax benefits to partners and distribute cash from a sale or refinancing of investments. The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, telephone (864) 239-1000. The principal executive offices of the General Partner are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, telephone number (303) 757-8101.
The Operating Partnership. The Operating Partnership is an Alabama partnership organized on November 19, 1984. Its primary business is to acquire, own, maintain, operate and manage multi-family residential properties. The Partnership’s principal executive offices are located at 1133 fifteenth Street, N.W., Washington, D.C. 20005.
The General Partner. The National Housing Partnership, a District of Columbia limited partnership, is the sole general partner of the Partnership. The General Partner owns an aggregate 1% general partnership interest in the Partnership. The General Partner is an affiliate of Apartment Investment and Management Company (“Aimco”). See “CONFLICTS OF INTEREST” in this Consent Solicitation Statement.
The Original Limited Partner. 1133 Fifteenth Street Associates, a District of Columbia limited partnership, is the original limited partner of the Partnership. The Original Limited Partner owns an aggregate of 1% limited partnership interest in the Partnership. The general partner of the Original Limited Partner is The National Housing Partnership. The general partner and its affiliates own approximately 31.46% of the total interest in the Original Limited Partner.
Limited Partners. As of the Record Date, there were 10,963 Interests in the Partnership issued and outstanding owned by 918 Limited Partners of record.
Set forth below are all persons and entities known by the Partnership to be the beneficial owner of more than 5% of any class of limited partnership interest in the Partnership as of the Record Date.

	Approximate
Class — Limited Partners	Number of	Approximate
Entity Name and Address	Interests	Percent of Class
Aimco Properties, L.P. [1,2,3]	1,332.5	12.15%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

1	Aimco-GP, Inc., a Delaware corporation, is the sole general partner of Aimco Properties, L.P., and owns a 0.85% general partnership interest in Aimco Properties, L.P. Aimco-GP, Inc. is wholly owned by Aimco. As of December 31, 2010, Aimco-LP Trust, a Delaware

trust wholly owned by Aimco, owned approximately 92% of the limited partnership interests in Aimco Properties, L.P.

2	Aimco Properties, L.P., Aimco-GP, Inc., Aimco and the General Partner share voting and dispositive power over 1,332.50 Interests, representing approximately 12.15% of the class.

3	Aimco may be deemed the beneficial owner of the Interests held by the Aimco Properties, L.P., Aimco-GP, Inc., Aimco-LP Trust, 1133 Fifteenth Street Associates and the General Partner by virtue of its indirect majority or whole ownership of those Limited Partners. Aimco-GP, Inc. holds its Interests, directly or indirectly, as nominee for Aimco Properties, L.P., which is the beneficial owner of all Interests held by Aimco-GP, Inc.
None of the General Partner’s directors or officers own any Interests.
Trading Market. There is not any established trading market for the Interests.
Investment Portfolio. The following shows the location of, the number of apartment units in, the date of purchase, the nature of the Partnership’s ownership interest in and the use of the property, which is owned indirectly through the Operating Partnership.

		Date of
Property	Interests	Purchase	Type of Ownership	Use

Talladega Apartments Talladega, Alabama	100	1984	Fee simple, subject to mortgage note.	Apartment
Distributions. The Partnership has not made any distributions to Partners since at least January 1, 2008.
Indebtedness. The following shows certain information regarding the outstanding mortgage and other encumbrances on the Property as of December 31, 2010:

		Monthly				Principal
		Payment	Stated			Balance
	Principal	Including	Interest	Amortization	Maturity	Due at
Property	Balance	Interest	Rate	Period	Date	Maturity

Talladega Apartments Talladega, Alabama	$355,171	$8,836	7%	480 Months	9/1/2014	$0

1	The monthly principal and interest payment is prior to the interest rate reduction subsidy to reduce debt service payments on the FHA insured loan that the Partnership receives under the Section 236 program, which is $5,340 per month. See “REASONS FOR THE SALE.”

The mortgage listed above is insured by HUD under Section 236 of the National Housing Act of 1934, as amended (the “Mortgage”). The Mortgage will be paid off, satisfied, discharged and/or cured from proceeds of the Purchase Price at Closing. The Operating Partnership has other indebtedness of $488,342 as of December 31, 2010, including approximately $350,166 that is payable to the General Partner and/or its affiliates. These amounts exclude an estimated $27,285 due from the Operating Partnership that will not be paid at Closing.
Financial Information. Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2010 and 2009 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the United States Securities and Exchange Commission (the “SEC”) on March 29, 2011 (the “2010 10-K”). See “WHERE YOU CAN FIND MORE INFORMATION.”
THE PURCHASER
General. The Purchaser is a Delaware limited liability company. The Purchaser informs us that its primary business is to serve as a commercial real estate investment firm focused on the acquisition of stable and value-added office, multifamily, retail and industrial properties throughout the United States. The Purchaser is not affiliated with the General Partner or the Partnership. The Purchaser informs us that its principal executive offices are located at 15301 Ventura Blvd., Suite 570, Building B, Sherman Oaks, CA 91403, telephone: (818) 808-0600.
Past Contacts, Relationship and Negotiations. Affiliates of the General Partner and Aimco have entered into contracts to sell other properties to affiliates of the Purchaser in the past and have successfully closed on the sale of other properties to affiliates of the Purchaser. The terms of this Sale were negotiated at arms length, and the sale of no other Aimco properties were negotiated with the Purchaser or any of its affiliates concurrently with this Sale..
THE SALE
Summary of Purchase Agreement. On the Effective Date, the Operating Partnership and the Purchaser entered into the Purchase Agreement, pursuant to which the Operating Partnership agreed to sell the Property to the Purchaser.
Purchase Price and Deposit. The Purchase Price is $700,000, to be paid by the Purchaser as follows:
•	The Purchaser has delivered an initial deposit (the “Initial Deposit”) of $25,000 to First American Title Insurance Company, 633 Third Avenue, 17th Floor, New York, New York 10017 (the “Escrow Agent”).

•	The balance of the Purchase Price, as adjusted by the prorations, credits and adjustments contained in the Purchase Agreement, must be paid to and received by the Escrow Agent no later than 11:00 a.m. Eastern Standard Time on the day of Closing.
Escrow. The Escrow Agent will hold the Deposit and deliver it to the party entitled to it under the Purchase Agreement. The Escrow Agent will hold the Deposit until the earlier of (i) Closing, at which time the Deposit will be applied against the Purchase Price, or (ii) the date on which the

Escrow Agent is otherwise authorized to disburse the Deposit. Except for the return of the Deposit to Purchaser as a result of Purchaser exercising its termination right prior to the expiration of the Feasibility Period as described below, if prior to Closing either party makes a written demand on the Escrow Agent to pay the Deposit, the Escrow Agent must give written notice to the other party of the demand. If the Escrow Agent does not receive a written objection to the proposed payment from the other party within five business days after notice, the Escrow Agent will make payment as demanded. If the Escrow Agent receives a written objection within this period, the Escrow Agent will continue to hold the Deposit until otherwise directed by written instructions from the parties or a final judgment or arbitrator’s decision. The Escrow Agent has the right to interplead the Deposit and any interest with a court of competent jurisdiction in the State of Georgia at any time.
Feasibility Period. From the Effective Date through April 8, 2011 (the “Feasibility Period”), the Purchaser and its consultants may enter the Property to conduct customary tests of the Property (collectively, the “Inspections”). The Purchaser can terminate the Purchase Agreement during the Feasibility Period. Additionally, if and only if Purchaser has not received the results of environmental tests it performs on the Property by the end of the Feasibility Period and the results of such environmental tests are unsatisfactory to Purchaser for any reason, in Purchaser’s sole and absolute discretion, then Purchaser has the right to terminate the Purchase Agreement solely on account of Purchaser’s dissatisfaction of such environmental test results on or before the expiration of the Feasibility Period. If the Purchaser exercises either termination rights, the Purchase Agreement terminates and the Escrow Agent will return the Initial Deposit to the Purchaser. If the Purchaser does not terminate during the Feasibility Period (with respect to environmental matters), the Purchase Agreement will remain in full force and effect, the Deposit will be non-refundable, and the Purchaser’s obligation to purchase the Property will be unconditional except only for satisfaction of the Purchaser’s Closing conditions.
Conduct of Investigation. The Purchaser cannot permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property in connection with any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser. The Purchaser shall give reasonable advance notice to the Operating Partnership prior to entry on the property and shall permit the Operating Partnership to have a representative present during all Inspections conducted at the Property. Purchaser shall no perform any dangerous or invasive tests on the Property.
The Purchaser Indemnification. The Purchaser agreed to indemnify, hold harmless, and if requested by the Operating Partnership, defend the Operating Partnership and its affiliates against damages related to the Purchaser’s or its consultant’s entry onto the Property and any inspections.
Closing Deliveries. No later than one business day prior to the Closing, the Operating Partnership shall deliver to Escrow Agent each of the following items executed by the Operating Partnership: (i) statutory warranty deed, (ii) bill of sale, (iii) general assignment, (iv) assignment and assumption of leases and security deposits, (v) copies of letters showing contracts with vendors have been terminated, the Closing statement, (vi) title affidavit, (vii) certification of the Operating Partnership’s non-foreign status, (viii) updated rent roll, (ix) assignment of HAP contract, (x) notification letters to all tenants, (xi) organizational documents for the Operating Partnership, (xii) to the extent available, originals or copies of leases and property contracts, keys, books and other records, (xiii) evidence that the property management contract has been terminated, and (xiv) such other documents as are reasonably necessary to consummate the transactions contemplated by the Purchase Agreement.
No later than one business day prior to the Closing, the Purchaser must deliver to the Escrow Agent each of the following items: (i) the full Purchase Price plus or minus any adjustments or prorations, (ii) title affidavit, (iii) declaration or other statement required to be submitted to the local assessor, (iv) Purchaser’s Closing statement, (v) countersigned counterpart of the general assignment, (vi) countersigned counterpart of the leases agreement, (vii) notification letters to all tenants, (viii) vendor terminations, (ix) any cancellation fees due to any vendor under a terminated contract, (x) organizational documents of Purchaser, (xi) countersigned counterpart of the assignment of HAP contract, and (xii) such other documents as are reasonably necessary to consummate the transactions contemplated by the Purchase Agreement.
Day of Closing. Closing is scheduled to occur on May 11, 2011. Closing may be postponed without penalty at the Operating Partnership’s option for up to 45 days to obtain necessary consents or approvals. Additionally, Purchaser can extend the Closing for up to 2 additional 30-day periods, provided Purchaser makes an additional deposit of $5,000 for each extension with the Escrow Agent, which will then be deemed part of the Deposit and applied towards the Purchase Price.
Closing Costs. The Operating Partnership must pay any premiums or fees required to be paid by the Seller with respect to the title policy, all costs and expenses required to be paid by Seller with respect to the loan payoff, and one-half of the customary closing costs of the Escrow Agent. The Purchaser must pay all other closing costs.
Prorations. The parties agreed to customary prorations as of the day of Closing.
Post Closing Adjustments. The Purchaser or the Operating Partnership may request that the Purchaser and the Operating Partnership undertake to re-adjust any item on the proration schedule. However, neither party has any obligation to re-adjust any items (a) after the expiration of 60 days after Closing, or (b) if such items do not exceed $5,000 in magnitude (in the aggregate).
The Partnership’s Representations. The Operating Partnership made customary representations and warranties which survive Closing for 9 months. The Operating Partnership’s maximum liability to the Purchaser for any misrepresentation or breach of warranty is $25,000 in any individual instance or in the aggregate. In addition, the Purchaser cannot bring any claim against the Purchaser for a misrepresentation or breach of warranty unless the claim for damages (either in the aggregate or as to any individual claim) exceeds $5,000.
The Purchaser’s Representations. The Purchaser made customary representations and warranties.
Leases and Property Contracts. From the Effective Date to Closing, the Operating Partnership may enter into or modify property contracts or leases in the ordinary course of business without the Purchaser’s written consent. However, new property contracts and new or renewed leases must not have a term in excess of 14 months without the Purchaser’s prior written consent. New property contracts must be terminable without penalty on 30 days prior notice. The Operating Partnership will deliver each of the vacant tenant units in the physical condition that the Operating Partnership would prepare tenant units in anticipation of renting those tenant units to prospective tenants (“Rent-Ready Condition”). The Purchase Price will be credited in an amount equal to the product of (i) the number of tenant units as of the day of Closing that are vacant and not in Rent-Ready Condition, and (ii) $300.
General Operation of Property. The Operating Partnership must operate the Property in the ordinary course of business. The Operating Partnership cannot make material alterations to the Property or remove any material fixtures or tangible personal property without the Purchaser’s written consent, except as necessary in the Operating Partnership’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in the Operating Partnership’s reasonable discretion materially adversely affects the use, operation or value of the Property.
Liens. Without the Purchaser’s written consent, the Operating Partnership cannot voluntarily create or cause any lien or encumbrance to attach to the Property other than leases and other contracts entered into by the Operating Partnership in the ordinary course of business.
The Purchaser’s Closing Conditions. The Purchaser’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents required to be delivered by the Operating Partnership to the Purchaser at Closing must have been delivered;

(b)	each of the Operating Partnership’s representations must be true in all material respects as of Closing;

(c)	the Operating Partnership must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by Operating Partnership under the Purchase Agreement;

(d)	neither the Operating Partnership nor the General Partner can be a debtor in any bankruptcy proceeding;

(e)	the Purchaser must have received all consents, documentation and approvals necessary to consummate the Sale (i) from HUD, and (ii) as required by law; and

(f)	The loan payoff shall have occurred and the payoff consents and notices shall have been obtained and given to Purchaser.
If any of these conditions is not met, the Purchaser may: (i) waive any of the conditions and proceed to Closing without offset or deduction from the Purchase Price, (ii) if the failure to meet a condition constitutes a default by the Operating Partnership, exercise remedies provided to it in the Purchase Agreement, or (iii) if the failure to meet a condition does not constitute a default by the Operating Partnership, terminate the Purchase Agreement and receive a return of the Deposit.
The Operating Partnership’s Closing Conditions. The Operating Partnership’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents and funds required to be delivered by the Purchaser to the Operating Partnership at Closing must have been delivered;

(b)	each of the Purchaser’s representations must be true in all material respects as of the day of Closing;

(c)	the Purchaser must have complied with, fulfilled and performed in all material respects each covenant, term and condition to be complied with, fulfilled or performed by the Purchaser under the Purchase Agreement;

(d)	neither the Purchaser nor any member of the Purchaser can be a debtor in any bankruptcy proceeding;

(e)	the Operating Partnership must have received all consents, documentation and approvals necessary to consummate the Sale (i) from the Partners, and (ii) as required by law;

(f)	there must not be pending or, to the knowledge of the Purchaser or the Operating Partnership, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by the Purchase Agreement or declare any of the Purchaser’s obligations illegal, invalid or nonbinding;

(g)	HUD approval has been obtained;

(h)	HUD has issued a Form 9807 and any and all loan payoff letters, as applicable, with respect to prepayment of the Note, and the payoff of the Loan will occur at Closing; and

(i)	The loan payoff shall have occurred and the payoff consents and notices shall have been obtained and given.
If any of these conditions are not met, the Operating Partnership may (i) waive the conditions and close, or (ii) terminate the Purchase Agreement, and, if the failure to meet a condition constitutes a Purchaser default, retain the Deposit.
Brokerage. The Operating Partnership represented and warranted that it had dealt only with the Broker in connection with the Purchase Agreement. If the Sale closes, the Operating Partnership will pay the Broker a commission according to the terms of a separate contract. The Operating Partnership and the Purchaser represented and warranted that, other than the Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with the Purchase Agreement.
The Purchaser Default. If the Purchaser defaults in its obligations under the Purchase Agreement to:
(a)	timely deliver any deposit;

(b)	timely deliver the Purchaser’s Closing deliveries; or

(c)	timely deliver the Purchase Price and timely close,
then the Purchaser will forfeit the Deposit and neither party will be obligated to close. If the Purchaser defaults on any of its other representations, warranties or obligations and such default continues for more than ten days after the Operating Partnership has provided written notice of default, the Purchaser will forfeit the Deposit and neither party will be obligated to close.
Operating Partnership Default. If the Operating Partnership defaults on its obligations to timely deliver the Operating Partnership’s Closing deliveries or its other covenants or obligations under the Purchase Agreement, such default continues for more than ten days after written notice of default from the Purchaser, then:
(a)	the Purchase Agreement will terminate, and all payments and things of value, including the Deposit, provided by the Purchaser will be returned to the Purchaser and the Operating Partnership will pay to the Purchaser, as its sole recoverable damages, its direct and actual out-of-pocket expenses and costs incurred in connection with the Sale, up to $35,000 in the aggregate; or

(b)	the Purchaser may seek specific performance but not damages.
The Purchaser may seek specific performance only if, as a condition precedent to initiating litigation for specific performance, the Purchaser (i) delivers all the Purchaser Closing documents to the Escrow Agent; (ii) is not otherwise in default under the Purchase Agreement; and (iii) files suit on or before the 90th day after the Closing Date.
Major Damage. If the Property is damaged or destroyed prior to Closing, and the cost of repair is more than $100,000, then the Operating Partnership is not obligated to repair the damage or destruction and must notify the Purchaser in writing of such damage or destruction (the “Damage Notice”). Within ten days after the Purchaser’s receipt of the Damage Notice, the Purchaser may terminate the Purchase Agreement and recover the Deposit. If the Purchaser does not terminate, the Sale will be closed for the full Purchase Price and the Purchaser will receive all insurance proceeds (plus a credit against the Purchase Price in the amount of any deductible payable by the Operating Partnership) less any amounts already spent by the Partnership for such repairs at Closing.
Minor Damage. If the Property is damaged or destroyed prior to the Closing, and the cost of repair is equal to or less than $100,000, the Sale will be closed in accordance with the Purchase Agreement. The Operating Partnership may, at its election, make repairs to the extent of any recovery from insurance carried on the Property if they can be reasonably effected before the Closing. If the Operating Partnership is unable to effect repairs, the Purchaser will receive all insurance proceeds (plus a credit against the Purchase Price in the amount of any deductible payable by the Operating Partnership) less any amounts already spent by the Operating Partnership for such repairs at Closing.
Eminent Domain. If any material part of the Property is, or is about to be acquired, by any governmental agency by exercise of the powers of eminent domain, the Operating Partnership will notify the Purchaser and the Purchaser may terminate the Purchase Agreement and recover the Deposit within ten days thereafter if the value of the part of Property acquired is more than $100,000. If the Purchaser does not terminate, the Sale will be closed and the Purchaser will receive the full benefit of any condemnation award.
PLANS FOLLOWING THE SALE
After sale of the Property and after the payment of the transaction-related costs and other outstanding obligations, the Partnership and the Operating Partnership will be dissolved and their affairs wound up pursuant to the terms of the Partnership Agreement and the Operating Partnership Agreement, respectively, and without any further action on the part of the Limited Partners. We expect to reserve approximately $14,000 from the proceeds of the sale of the Property to cover the administrative costs of operating the Operating Partnership and the

Partnership until such liquidation and dissolution, including management fees, taxes, the costs of audits, printing and mailing, and the preparation and filing of the Partnership’s and Operating Partnership’s tax returns and to cover other contingencies that may occur related to the Partnership or the Operating Partnership. See also “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” for a discussion of the tax consequences of the sale of the Property and the liquidation of the Interests.
INTEREST OF CERTAIN PERSONS IN THE SALE
The General Partner has conflicts of interest with respect to the Sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the General Partner’s liability for existing and future Partnership debt and liabilities. In addition, a portion of the proceeds from the sale of the Property, after payment of certain transaction costs but before distribution of any proceeds, will be used to repay indebtedness of the Operating Partnership and the Partnership owed to the General Partner and its affiliates, including accrued interest thereon, estimated to be $350,166 as of December 31, 2010. This amount excludes an estimated $127,104 due from the Operating Partnership and the Partnership that will not be paid at the Closing of the Sale.
THE GENERAL PARTNER’S RECOMMENDATION
The General Partner recommends that Limited Partners consent to the Sale. The General Partner is of the opinion that the Sale is in the best interests of Partners. See “REASONS FOR THE SALE.”
NO APPRAISAL RIGHTS
Limited partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the Sale.
REGULATORY APPROVALS
Other than the filing and distribution of this Consent Solicitation Statement, the HAP assumption approvals and HUD approval, no regulatory approvals are required for the sale.
HUD Approval; HAP Approval. The Purchaser agreed that, at Closing, the Operating Partnership will assign and the Purchaser will assume the HAP Contract. The Purchaser further agreed, at its sole cost and expense, to take all actions required to obtain any approval required from HUD to consummate the Closing (“HUD Approval”) and to submit and complete an application for HUD Approval no later than March 3, 2011 (the “HUD Application Submittal Deadline”). If the Purchaser fails to submit such application by HUD Application Submittal Deadline, then a portion of the deposit equal to $1,000 per day for each day after the deadline that the Purchaser submits the application will be non-refundable. Purchaser also agreed to provide the Operating Partnership with a copy of the HUD Application no later than two business days prior to the HUD Application Submittal Deadline. In addition to the foregoing, (i) Purchaser must obtain 2530 approval from HUD and must satisfy all other requirements imposed by HUD field offices in connection with any other process imposed as a prerequisite to obtaining

HUD Approval, and (ii) if the Property’s Real Estate Assessment Center physical inspection score is a 59 or below and the Property is involved in an assignment of the HAP Contract, then the Purchaser must enter into an agreement with HUD whereby the Purchaser will hire an independent professional inspector (if an in-house HUD inspector is unavailable) to inspect all of the Property’s units to determine if they meet the Uniform Physical Condition Standards (“UPCS”), and all units that meet the UPCS may continue to receive Section 8 subsidy and any units that fail to meet the UPCS will be repaired by Purchaser and re-inspected, and may voucher for Section 8 funds once they satisfy UPCS. The Operating Partnership agreed, at no cost or expense to the Operating Partnership, to cooperate with the Purchaser in its efforts to obtain HUD Approval and to provide HUD such documentation and information pertaining to the Partnership and the Property as HUD reasonably requests to obtain HUD Approval. The Operating Partnership reserves the right to reject, in the Operating Partnership’s sole discretion, the terms and conditions imposed by HUD in connection with HUD Approval. The Purchaser has also acknowledged and agreed that (i) HUD may require that the assignment of HAP Contract to contain additional provisions related to physical conditions standards, inspection requirements and financial reporting standard and (ii) HUD may require funding of additional escrows and reserves, which the Purchaser will be responsible for funding.
SOLICITATION OF CONSENTS
Expiration Date. THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE, UNLESS EXTENDED BY THE GENERAL PARTNER IN ITS SOLE DISCRETION AS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT.
Extension of Solicitation Period. The General Partner expressly reserves the right to extend the period during which consents are solicited in its discretion, at any time, and from time to time in its sole discretion. Notice of any such extension will promptly be disseminated to Limited Partners in a manner reasonably designed to inform Limited Partners of the extension.
Solicitation. Abstentions and broker non-votes will not be counted as consents in favor of the Sale and will have the effect of a withheld consent. Consents will be solicited by mail, telephone, e-mail and in person. Solicitations may be made by representatives of the General Partner, none of whom will receive additional compensation for these solicitations. The Partnership will bear the cost of preparing, assembling, printing and mailing this Consent Solicitation Statement and the enclosed Consent. The Partnership will pay the fees and expenses of the Solicitation Agent.
LIMITED PARTNERS WHO DESIRE TO CONSENT TO THE SALE SHOULD MARK THE APPROPRIATE BOX ON THE CONSENT INCLUDED WITH THIS CONSENT SOLICITATION STATEMENT AND SIGN, DATE AND DELIVER THE CONSENT TO THE SOLICITATION AGENT BY MAIL IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE BY OVERNIGHT COURIER OR BY FACSIMILE AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH IN THIS CONSENT SOLICITATION STATEMENT AND ON THE CONSENT, ALL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THIS CONSENT SOLICITATION STATEMENT AND IN THE CONSENT.

All Consents that are properly completed, signed and delivered to the Solicitation Agent prior to the Expiration Date and not properly revoked (see “Revocation of Instructions” below) will be given effect in accordance with their respective specifications. IF A CONSENT IS DELIVERED AND NONE OF THE “CONSENTS”, THE “WITHHOLDS CONSENT” OR THE “ABSTAINS” BOX IS MARKED, BUT THE CONSENT IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE SALE.
Consents must be executed in exactly the same manner as the name(s) in which ownership of the Interests is registered. If two or more joint holders hold the Interest to which a Consent relates, all of those holders should sign the Consent. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, this person must so indicate when signing and submit with the Consent evidence satisfactory to the Partnership of authority to execute the Consent.
The execution and delivery of a Consent will not affect a Limited Partner’s right to sell or transfer the Interests. All Consents received by the Solicitation Agent (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of those Interests subsequent to the Record Date. A person who acquires Interests after the Record Date may not consent or revoke a consent previously delivered.
All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by the General Partner in its sole discretion, which determination will be conclusive and binding. The General Partner reserves the right to reject any or all Consents that are not in proper form. The General Partner also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consents. Unless waived, all defects or irregularities in connection with the delivery of Consents must be cured within the time the General Partner determines. Neither the General Partner nor any of its affiliates or any other persons are under any duty to give any notification of any of these defects, irregularities or waivers, nor must any of them incur any liability for failure to give this notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects in the Consent have been cured or waived. The General Partner’s interpretations of the terms and conditions of this solicitation shall be conclusive and binding.
Revocation of Instructions. Any Limited Partner who has delivered a Consent to the Solicitation Agent may revoke the instructions set forth in the Consent by delivering to the Solicitation Agent a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent must (i) contain the name of the person who delivered the Consent, (ii) be in the form of a subsequent Consent marked either as “CONSENTS”, “WITHHOLDS CONSENT” or “ABSTAINS,” as the case may be, or in a writing delivered to the Solicitation Agent stating that the prior Consent is revoked, (iii) be signed by the Limited Partner in the same manner as the original signature on the Consent, and (iv) be received by the Solicitation Agent prior to 5:00 p.m. New York City time, on the Expiration Date at one of its addresses or the fax number set forth on the Consent. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or fax number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent previously given. A revocation of the instructions set forth in a Consent can only be accomplished in accordance with these procedures. A LIMITED PARTNER MAY NOT REVOKE THE INSTRUCTIONS SET FORTH IN THE CONSENT AFTER 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
Only one Consent Solicitation Statement is being delivered to multiple Limited Partners sharing an address unless the Partnership has received contrary instructions from one or more of Limited Partners.
The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this Consent Solicitation Statement, including copies of all documents incorporated by reference into this Consent Solicitation Statement, to a Limited Partner at a shared address to which the Partnership delivered a single copy of the Consent Solicitation Statement. If a Limited Partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this Consent Solicitation Statement, the Limited Partner may contact the Partnership c/o Eagle Rock Proxy Advisors, LLC, 12 Commerce Drive, Cranford, New Jersey 07016; telephone: (800) 217-9608; facsimile: (908) 497-2349.
A Limited Partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that Limited Partners sharing an address request delivery of a single copy of this Consent Solicitation Statement if they are receiving multiple copies of Consent Solicitation Statement.
WHERE YOU CAN FIND MORE INFORMATION
Certain financial information relating to the Partnership is hereby incorporated by reference to the Partnership’s audited financial statements for its 2010 and 2009 fiscal years set forth in Part II, Item 7 of the Partnership’s 2010 10-K. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and Consent Solicitation Statements and other information regarding registrants that file electronically with the SEC.
The information contained in this Consent Solicitation Statement is accurate only as of the date hereof, and the General Partner undertakes no obligation to update any information contained in this statement after the date hereof. The General Partner has not authorized anyone else to provide the Limited Partners with information. The Limited Partners should not assume that the information in this Consent Solicitation Statement or any supplement is accurate as of any date other than the date on the front page of this Consent Solicitation Statement.
The signed Consent should be sent or delivered by each Limited Partner to the Solicitation Agent at the address or facsimile number set forth below:

EAGLE ROCK PROXY ADVISORS, LLC

By Mail, Overnight Courier or Hand:	By Facsimile:

12 Commerce Drive Cranford, New Jersey 07016	(908) 497-2349 For Information please call: TOLL FREE (800) 217-9608

NATIONAL HOUSING PARTNERSHIP REALTY FUND I
c/o Eagle Rock Proxy Advisors, LLC
12 Commerce Drive
Cranford, New Jersey 07016

CONSENT OF LIMITED PARTNER
The undersigned, a limited partner of National Housing Partnership Realty Fund I (the “Partnership”), and the owner of a limited partnership interest in the Partnership, acting with respect to all of the limited partnership interest in the Partnership owned by the undersigned, hereby:
☐ Consents ☐ Withholds Consent ☐ Abstains
to the Sale.
This Consent is solicited by the General Partner. The General Partner recommends that Limited Partners consent to the Sale. IF NO ELECTION IS SPECIFIED, AN OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT WILL BE DEEMED A CONSENT TO THE SALE.
The undersigned hereby acknowledges receipt of the Consent Solicitation Statement. Capitalized terms used in this Consent and not defined in this Consent have the meanings set forth in the Consent Solicitation Statement, dated April 18, 2011, of the Partnership (the “Consent Solicitation Statement”).
A fully completed, signed and dated copy of this Consent should be sent to the Solicitation Agent by mail or overnight courier to the appropriate address specified below, or by fax to the fax number specified below, prior to 5:00 p.m., New York City time on the Expiration Date.
Completed and signed consents should be sent to Eagle Rock Proxy Advisors, LLC by mail or overnight courier at 12 Commerce Drive, Cranford, New Jersey 07016; or by fax at (908) 497-2349.

Dated:	By:

Please Print Name
Please sign exactly as you hold your Interests. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.